EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Executive Vice President, Chief
Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. ANNOUNCES THIRD QUARTER RESULTS

Second Consecutive Quarter of Aggregates Volume Growth;
Specialty Products Posts Another Record Quarter
RALEIGH, North Carolina (November 2, 2010) — Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the third quarter and nine months ended September 30, 2010.
Ward Nye, President and CEO of Martin Marietta Materials, stated, “We are pleased to report our second consecutive quarter of aggregates volume growth. In fact, aggregates shipments improved in each of our end-use markets during the quarter, resulting in an overall 6.3% increase, led by a 14% increase in the nonresidential end-use market, both compared with the prior-year quarter. We are confident that we are well positioned to capitalize on an economic recovery.”
Notable Items (All Comparisons, Unless Noted, Are With The Prior-Year Quarter)
•	Earnings per diluted share of $1.13 compared with $1.23

•	Net sales increased to $443.7 million compared with $428.3 million

•	Heritage aggregates product line volume up 6.3% for the quarter

•	Heritage aggregates product line pricing down 3.1%, or $0.32 per ton; product and project mix account for 160 basis points of the decline

•	Specialty Products record third-quarter earnings from operations of $12.0 million

•	Selling, general and administrative expenses down $1.7 million and 70 basis points as a percentage of net sales

•	Consolidated operating margin (excluding freight and delivery revenues) of 18.9% compared with 20.8%
Management Commentary (All Comparisons, Unless Noted, Are With The Prior-Year Quarter)
Nye continued, “The infrastructure end-use market, which had volume growth of 3%, was supported by an increase in state transportation spending that was somewhat offset by a decline in shipments to projects funded by the American Recovery and Reinvestment Act (“ARRA” or “Stimulus”). We continue to believe that this is a timing issue since Stimulus-related projects contributed volume growth in some states during the quarter. In other states, principally Iowa, where they aggressively completed their Stimulus-related work in 2009, our shipments actually declined. Overall, however, aggregates shipments to the infrastructure end-use market, excluding projects funded by ARRA, increased more than 6%. Activity in portions of the energy sector, specifically the Haynesville and Barnett Shale Natural Gas Fields in northwest Louisiana, east Texas and Arkansas, continues to be the most significant volume driver in our nonresidential end-use market, as aggregates are essential to build both oilfield roads and pads for drilling rigs. Our ChemRock/Rail end-use market experienced a 9% volume increase, fueled by railroad expansion activity in certain markets. The residential end-use market had a volume increase of 3%.
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MLM Announces Third Quarter 2010 Results

November 2, 2010
“Weather had a disparate impact on our third-quarter results. Volume growth was led by our Mideast Group, which experienced dry weather and generated a 10.3% increase in heritage aggregates shipments. In particular, our Indiana markets experienced significant highway work performed under the state’s 10-year, $12 billion transportation plan known as “Major Moves.” Contractors benefitted from the favorable weather and accelerated construction in efforts to achieve early completion bonuses on some state work. The West Group reported a 6.0% increase in heritage aggregates shipments, which principally reflects the positive impact of the increased shipments to the energy sector and railroad industries. These achievements were partially offset by wet weather in our Midwest Division. Flooding at multiple Midwest Division facilities restricted both operations and sales, and served to increase production costs at certain locations. These conditions are a strong contrast to its prior-year record third-quarter operating results which reflected aggressive spending of ARRA funds by the state of Iowa.
“Overall heritage aggregates product line pricing decreased 3.1%. Two previously reported pricing trends continued in the third quarter. First, a higher percentage of shipments of base stone, which is used in both road construction and energy sector activity and has a lower average selling price compared with clean stone, contributed to this negative period-to-period comparison of selling price. Second, pricing on Stimulus-related projects was 10% lower than our company average. We estimate that the impact of these factors negatively affected aggregate pricing by 160 basis points and expect this pricing pressure to ease as our end-markets continue to either recover or reach levels of sustained stability. However, competitive pricing pressure exists and opportunities to increase pricing will return one product and one region at a time.
“Our Specialty Products business benefitted from strong demand in the chemicals product line and, once again, achieved strong performance that contributed significantly to our quarterly results, including record third-quarter gross profit and earnings from operations. Sales of dolomitic lime decreased slightly, but reflect the strength in the steel industry experienced in the early part of the quarter. The Specialty Products business’ net sales of $42.3 million in the quarter increased 6.8%. Earnings from operations of $12.0 million reflect management’s continued focus on cost control programs.
“Our strong results continue to reflect our ability to control operating costs, including selling, general and administrative expenses, while remaining focused on safety, productivity and customer service. Direct production costs in our Aggregates business increased $20.7 million, or 8.7%. Energy costs were a significant driver as higher prices of energy increased costs by $4.5 million, thereby reducing earnings by $0.06 per diluted share. We were able to offset these increased energy costs by higher productive efficiency, as measured by tons per working man hour, which increased 3%. Selling, general and administrative expenses declined $1.7 million, despite absorbing $0.9 million of expense related to required payments under certain retirement plans. We expect SG&A expenses to be no more than 8.8% of net sales for the year, a 50-basis-point reduction from 2009.
“The overall effective tax rate for the quarter was 20.8% compared with 21.2% in the prior-year period. The quarterly rate was positively affected by the effective settlement of the IRS examination of our 2007 federal income tax return and certain issues related to the 2005 and 2004 tax years. Additionally, the limitations period for federal examination of the 2006 tax year expired. For full year 2010, we expect the overall effective tax rate to be approximately 26%.
Liquidity And Capital Resources
“We have remained highly attentive to our balance sheet, liquidity and cash flow generation. We ended the quarter with $60 million in cash and cash equivalents, available borrowings of $323 million on our revolving credit agreement and available borrowings of $100 million on our secured accounts receivable credit facility.
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MLM Announces Third Quarter 2010 Results

November 2, 2010
“Capital investment in organic growth prior to the current recession has positioned our operations for strong performance in an economic recovery. Capital expenditures were $110.0 million for the nine months ended September 30, 2010, compared with $100.5 million for the comparable prior-year period. Capital expenditures are forecast at $135 million for full year 2010. We can continue to safely and appropriately reduce maintenance capital investment and provide opportunities to allocate capital in a manner that maximizes long-term shareholder value. In October, we acquired a sand and gravel business in South Carolina. The acquired operation supplements our ability to serve the Charlotte, North Carolina, market as well as certain South Carolina markets by providing a broader array of products.
“Cash provided by operating activities for the nine months ended September 30, 2010, was $202.6 million compared with $234.6 million for the same period in 2009. Increased sales have led to an $86.8 million build in accounts receivable during the current year. This was partially offset by $8.9 million generated by our inventory management initiatives and $4.4 million lower cash taxes paid through the first nine months of 2010.
“At September 30, 2010, we had total outstanding debt of $1.031 billion, of which $245.4 million was classified as current, including $242 million of Notes that mature in April 2011.
“At September 30, 2010, our ratio of consolidated debt to consolidated earnings before interest expense, tax expense, and depreciation, depletion and amortization expense (EBITDA), as defined, for the trailing twelve-months was 2.88 times.
2010 Outlook
“Our outlook for the balance of the year is based on continued stability in overall aggregates demand. Evidence of that stability is reflected in our year-to-date aggregates shipments. For the full year, we expect: (i) infrastructure construction volume to be up 4% to 6%; (ii) nonresidential construction volume to increase 6% to 7%; (iii) residential construction volume to be up 3% to 4%; and (iv) growth of 2% to 3% for our ChemRock/Rail products.
“Considering all these factors, for full year 2010, we expect aggregates volume growth of 4% to 6%, aggregates pricing to range from down 3% to down 4%, and aggregates production cost per ton to increase slightly compared with the prior year. Energy costs — primarily diesel fuel consumed by off-road mobile quarry equipment — are expected to increase compared with 2009. We expect the Specialty Products segment to contribute $46 million to $48 million in pretax earnings for 2010. Interest expense should be approximately $70 million in 2010. Consistent with results for the first nine months of 2010, we expect a continued increased use of cash for working capital, most notably accounts receivable, in the fourth quarter as revenues grow.
2011 Outlook
“It is too early to issue 2011 guidance, but we believe stability in federal infrastructure funding will be a critical issue. At present, we continue to operate under a Congressional continuing resolution that extended the Safe, Accountable, Flexible and Efficient Transportation Equity Act — A Legacy for Users (SAFETEA-LU) through December 31, 2010. We view working under another Congressional continuing resolution of SAFETEA-LU for 2011 as likely. However, it is possible for some form of reauthorized infrastructure legislation to be passed during the year. The impetus for any new legislation would be primarily twofold: (i) its effectiveness at creating new jobs, a major focus of the Obama administration; and (ii) the current state of infrastructure disrepair from years of underinvestment.
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MLM Announces Third Quarter 2010 Results

November 2, 2010
“We were pleased in September 2010 when President Obama proposed a six-year plan to rebuild infrastructure with an initial $50 billion investment. However, further action related to any new legislation will depend on the results of the mid-term elections. We continue to expect modest improvement in state infrastructure spending and approximately 30% in ARRA infrastructure funds spent in 2011. This continued Stimulus spend, coupled with funding from either an extended federal highway bill or continuing resolutions, will maintain spending at constant funding levels. We also expect to see improvement in the residential construction market and anticipate the commercial component of our nonresidential end-use market to trough in 2010, with modest 2011 volume recovery. The price of natural gas and timing of lease commitments for oil and natural gas companies will be significant factors in the continuation of the energy sector activity into 2011. We will provide further 2011 guidance in our fourth quarter earnings release.”
Risks To Outlook
The 2010 estimated outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to 2010 performance will be, as previously noted, the strength of the United States economy and its impact on construction activity. Our 2010 outlook is based on the expectation that the United States economy will broadly trend toward stabilization in the remainder of the year.
Risks to the Corporation’s future performance are related to both price and volume and include a more widespread decline in aggregates pricing, a decline in infrastructure construction as a result of unexpected delays in federal ARRA and state infrastructure projects and continued lack of clarity regarding the timing and amount of the federal highway bill, a decline in commercial construction, a decline in residential construction, or some combination thereof. Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, nearly all states are experiencing state-level funding pressures driven by lower tax revenues and an inability to finance approved projects. North Carolina and Texas are among the states experiencing these pressures, and these states disproportionately affect revenue and profitability.
The Corporation’s principal business serves customers in construction aggregates-related markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted by the Corporation’s customers on public projects together with lien rights on private projects help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel and other fuels change production costs directly through consumption or indirectly in the increased cost of energy-related consumables, among them, steel, explosives, tires and conveyor belts. Fluctuating diesel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Corporation’s estimated outlook does not include any further significant increases in diesel costs during the remainder of 2010.
The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast region. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. Additionally, the early onset of winter can shorten the construction season.
Risks to the 2010 outlook include volume decline as a result of economic events outside of the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.
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MLM Announces Third Quarter 2010 Results

November 2, 2010
Consolidated Financial Highlights
Net sales for the quarter were $443.7 million, a 3.6% increase versus the $428.3 million recorded in the third quarter of 2009. Earnings from operations for the third quarter of 2010 were $83.8 million compared with $89.2 million in 2009. Net earnings attributable to Martin Marietta Materials were $52.0 million, or $1.13 per diluted share, versus 2009 third-quarter net earnings attributable to Martin Marietta Materials of $55.5 million, or $1.23 per diluted share.
Net sales for the first nine months of 2010 were $1.182 billion compared with $1.169 billion for the year-earlier period. Year-to-date earnings from operations were $161.6 million versus $173.1 million in 2009. For the nine-month period ended September 30, 2010, net earnings attributable to Martin Marietta Materials were $82.2 million, or $1.78 per diluted share, compared with net earnings attributable to Martin Marietta Materials of $88.6 million, or $1.99 per diluted share, in the first nine months of 2009.
Business Financial Highlights
Net sales for the Aggregates business during the third quarter of 2010 were $401.4 million compared with 2009 third-quarter sales of $388.7 million. Aggregates pricing at heritage locations was down 3.1%, while volume increased 6.3%. Earnings from operations for the quarter were $74.1 million in 2010 versus $81.1 million in the year-earlier period. Year-to-date 2010 net sales for the Aggregates business were $1.050 billion versus $1.063 billion in 2009. Earnings from operations on a year-to-date basis were $134.8 million in 2010 compared with $168.1 million in 2009. For the nine-month period ended September 30, 2010, heritage aggregates pricing decreased 3.4%, while volume increased 2.8%.
Specialty Products’ third-quarter net sales of $42.3 million increased 6.8% from prior-year net sales of $39.6 million. Earnings from operations for the third quarter were $12.0 million compared with $11.9 million in the year-earlier period. For the first nine months of 2010, net sales were $131.9 million and earnings from operations were $40.1 million compared with net sales of $106.0 million and earnings from operations of $26.1 million for the first nine months of 2009.
Conference Call Information
The Company will host an online web simulcast of its third quarter 2010 earnings conference call later today (November 2, 2010). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.
For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 19123787.
Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.
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MLM Announces Third Quarter 2010 Results

November 2, 2010

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy; widespread decline in aggregates pricing; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Georgia, Texas, Iowa and Louisiana, which when coupled with North Carolina, represented 56% of 2009 net sales of the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the commercial component of the nonresidential construction market, notably office and retail space, and a decline in residential construction; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy costs and higher volumes of rail and water shipments; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the debt covenant if price and/or volumes decline worse than expected; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Announces Third Quarter 2010 Results

November 2, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$443.7	$428.3	$1,182.1	$1,168.8
Freight and delivery revenues	65.6	59.7	172.8	159.1

Total revenues	509.3	488.0	1,354.9	1,327.9

Cost of sales	329.9	310.6	931.0	890.8
Freight and delivery costs	65.6	59.7	172.8	159.1

Total cost of revenues	395.5	370.3	1,103.8	1,049.9

Gross profit	113.8	117.7	251.1	278.0

Selling, general and administrative expenses	31.2	32.9	98.4	106.9
Research and development	0.1	0.1	0.1	0.3
Other operating (income) and expenses, net	(1.3)	(4.5)	(9.0)	(2.3)

Earnings from operations	83.8	89.2	161.6	173.1

Interest expense	17.1	18.2	51.5	55.4
Other nonoperating (income) and expenses, net	(0.6)	(1.2)	0.2	(1.6)

Earnings from continuing operations before taxes on income	67.3	72.2	109.9	119.3
Income tax expense	14.0	15.3	26.5	28.7

Earnings from continuing operations	53.3	56.9	83.4	90.6

Gain on discontinued operations, net of related tax expense of $0.0, $0.0, $0.1 and $0.3, respectively	—	—	0.1	0.5

Consolidated net earnings	53.3	56.9	83.5	91.1
Less: Net earnings attributable to noncontrolling interests	1.3	1.4	1.3	2.5

Net earnings attributable to Martin Marietta Materials, Inc.	$52.0	$55.5	$82.2	$88.6

Net earnings per common share:
Basic from continuing operations attributable to common shareholders	$1.13	$1.23	$1.79	$1.99
Discontinued operations attributable to common shareholders	—	—	—	0.01

	$1.13	$1.23	$1.79	$2.00

Diluted from continuing operations attributable to common shareholders	$1.13	$1.23	$1.78	$1.98
Discontinued operations attributable to common shareholders	—	—	—	0.01

	$1.13	$1.23	$1.78	$1.99

Dividends per common share	$0.40	$0.40	$1.20	$1.20

Average number of common shares outstanding:
Basic	45.5	44.6	45.5	43.7

Diluted	45.7	44.8	45.6	43.9

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MLM Announces Third Quarter 2010 Results

November 2, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales:
Aggregates Business:
Mideast Group	$133.6	$131.2	$348.5	$337.5
Southeast Group	91.2	87.9	251.5	275.4
West Group	176.6	169.6	450.2	449.9

Total Aggregates Business	401.4	388.7	1,050.2	1,062.8
Specialty Products	42.3	39.6	131.9	106.0

Total	$443.7	$428.3	$1,182.1	$1,168.8

Gross profit (loss):
Aggregates Business:
Mideast Group	$48.7	$50.8	$108.2	$111.7
Southeast Group	7.9	9.6	19.2	41.7
West Group	43.2	44.8	77.7	93.9

Total Aggregates Business	99.8	105.2	205.1	247.3
Specialty Products	14.6	14.4	48.3	33.4
Corporate	(0.6)	(1.9)	(2.3)	(2.7)

Total	$113.8	$117.7	$251.1	$278.0

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$10.3	$10.8	$31.1	$33.0
Southeast Group	6.3	7.1	19.1	20.3
West Group	10.7	10.3	31.8	31.5

Total Aggregates Business	27.3	28.2	82.0	84.8
Specialty Products	2.5	2.3	8.1	7.0
Corporate	1.4	2.4	8.3	15.1

Total	$31.2	$32.9	$98.4	$106.9

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$38.7	$40.1	$80.3	$79.3
Southeast Group	1.4	4.8	(0.2)	23.0
West Group	34.0	36.2	54.7	65.8

Total Aggregates Business	74.1	81.1	134.8	168.1
Specialty Products	12.0	11.9	40.1	26.1
Corporate	(2.3)	(3.8)	(13.3)	(21.1)

Total	$83.8	$89.2	$161.6	$173.1

Depreciation	$43.5	$43.8	$130.4	$127.9
Depletion	1.2	1.3	3.2	3.0
Amortization	0.7	0.8	2.3	2.4

	$45.4	$45.9	$135.9	$133.3

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MLM Announces Third Quarter 2010 Results

November 2, 2010
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	September 30,	December 31,	September 30,
	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$60.5	$263.6	$193.8
Accounts receivable, net	249.6	162.8	241.5
Inventories, net	323.8	332.6	329.8
Other current assets	98.2	97.9	79.9
Property, plant and equipment, net	1,693.2	1,692.9	1,698.1
Intangible assets, net	641.8	636.7	637.1
Other noncurrent assets	48.7	52.8	52.5

Total assets	$3,115.8	$3,239.3	$3,232.7

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$245.4	$226.1	$226.0
Other current liabilities	181.4	147.5	168.8
Long-term debt (excluding current maturities)	785.7	1,023.5	1,038.9
Other noncurrent liabilities	446.1	435.8	447.0
Total equity	1,457.2	1,406.4	1,352.0

Total liabilities and equity	$3,115.8	$3,239.3	$3,232.7

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MLM Announces Third Quarter 2010 Results

November 2, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Nine Months Ended
	September 30,
	2010	2009
Operating activities:
Consolidated net earnings	$83.5	$91.1
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	135.9	133.3
Stock-based compensation expense	11.7	17.1
Excess tax benefits from stock-based compensation transactions	(1.6)	(2.0)
(Gains) Losses on divestitures and sales of assets	(4.3)	2.0
Deferred income taxes	17.1	(1.9)
Other items, net	0.7	(2.1)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(86.8)	(30.3)
Inventories, net	8.9	(9.7)
Accounts payable	24.9	(1.0)
Other assets and liabilities, net	12.6	38.1

Net cash provided by operating activities	202.6	234.6

Investing activities:
Additions to property, plant and equipment	(110.0)	(100.5)
Acquisitions, net	(28.1)	(49.6)
Proceeds from divestitures and sales of assets	4.5	7.4
Railcar construction advances	(9.0)	—
Repayment of railcar construction advances	9.0	—
Loan to affiliate	—	(4.0)

Net cash used for investing activities	(133.6)	(146.7)

Financing activities:
Borrowings of long-term debt	150.0	280.0
Repayments of long-term debt and payments on capital lease obligations	(369.5)	(167.7)
Net repayments on short-term facilities	—	(200.0)
Change in bank overdraft	(1.7)	(4.5)
Dividends paid	(55.2)	(52.9)
Debt issue costs	(0.1)	(2.3)
Issuances of common stock	2.8	233.2
Excess tax benefits from stock-based compensation transactions	1.6	2.0
Purchase of subsidiary shares from noncontrolling interest	—	(17.1)
Distributions to owners of noncontrolling interests	—	(2.6)

Net cash (used for) provided by financing activities	(272.1)	68.1

Net (decrease) increase in cash and cash equivalents	(203.1)	156.0
Cash and cash equivalents, beginning of period	263.6	37.8

Cash and cash equivalents, end of period	$60.5	$193.8

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MLM Announces Third Quarter 2010 Results

November 2, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2010		September 30, 2010
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	10.3%	(7.9%)	8.8%	(5.2%)
Southeast Group	1.4%	3.0%	(6.4%)	(2.0%)
West Group	6.0%	(2.4%)	3.9%	(2.7%)
Heritage Aggregates Operations	6.3%	(3.1%)	2.8%	(3.4%)
Aggregates Product Line (3)	6.3%	(3.1%)	2.8%	(3.4%)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Shipments (tons in thousands)	2010	2009	2010	2009
Heritage Aggregates Product Line: (2)
Mideast Group	12,436	11,270	30,977	28,463
Southeast Group	8,012	7,901	22,352	23,869
West Group	17,807	16,804	45,836	44,130

Heritage Aggregates Operations	38,255	35,975	99,165	96,462
Acquisitions	—	—	—	—
Divestitures (4)	7	10	18	35

Aggregates Product Line (3)	38,262	35,985	99,183	96,497

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.
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MLM Announces Third Quarter 2010 Results

November 2, 2010
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three and nine months ended September 30, 2010 and 2009, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Gross Margin in Accordance with Generally Accepted Accounting Principles
Gross profit	$113.8	$117.7	$251.1	$278.0

Total revenues	$509.3	$488.0	$1,354.9	$1,327.9

Gross margin	22.3%	24.1%	18.5%	20.9%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Gross Margin Excluding Freight and Delivery Revenues
Gross profit	$113.8	$117.7	$251.1	$278.0

Total revenues	$509.3	$488.0	$1,354.9	$1,327.9
Less: Freight and delivery revenues	(65.6)	(59.7)	(172.8)	(159.1)

Net sales	$443.7	$428.3	$1,182.1	$1,168.8

Gross margin excluding freight and delivery revenues	25.6%	27.5%	21.2%	23.8%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Operating Margin in Accordance with Generally Accepted Accounting Principles
Earnings from operations	$83.8	$89.2	$161.6	$173.1

Total revenues	$509.3	$488.0	$1,354.9	$1,327.9

Operating margin	16.5%	18.3%	11.9%	13.0%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Operating Margin Excluding Freight and Delivery Revenues
Earnings from operations	$83.8	$89.2	$161.6	$173.1

Total revenues	$509.3	$488.0	$1,354.9	$1,327.9
Less: Freight and delivery revenues	(65.6)	(59.7)	(172.8)	(159.1)

Net sales	$443.7	$428.3	$1,182.1	$1,168.8

Operating margin excluding freight and delivery revenues	18.9%	20.8%	13.7%	14.8%

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MLM Announces Third Quarter 2010 Results

November 2, 2010
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$128.2	$134.5	$295.0	$305.0

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com.
A reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Earnings Attributable to Martin Marietta Materials, Inc.	$52.0	$55.5	$82.2	$88.6
Add back:
Interest Expense	17.1	18.2	51.5	55.4
Income Tax Expense for Controlling Interests	14.0	15.3	26.6	28.8
Depreciation, Depletion and Amortization Expense	45.1	45.5	134.7	132.2

EBITDA	$128.2	$134.5	$295.0	$305.0

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $325 million five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 3.50 to 1.00 as of September 30, 2010, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at September 30, 2010. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period
October 1, 2009 to
September 30, 2010
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$79.2
Add back:
Interest expense	69.6
Income tax expense	25.2
Depreciation, depletion and amortization expense	176.9
Stock-based compensation expense	15.1
Deduct:
Interest income	(1.3)

Consolidated EBITDA, as defined	$364.7

Consolidated Debt, including debt guaranteed by the Corporation, at September 30, 2010	$1,049.3

Consolidated Debt-to-Consolidated EBITDA, as defined, at September 30, 2010 for the trailing twelve-month EBITDA	2.88 times

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